Exhibit 99.1

INDUSTRIAL LOGISTICS PROPERTIES TRUST

Introduction to Unaudited Pro Forma Condensed Financial Statement

(dollars in thousands)

On February 25, 2022, Industrial Logistics Properties Trust, or ILPT, acquired Monmouth Real Estate Investment Corporation, or MNR, pursuant to the merger of MNR with and into one of ILPT’s wholly owned subsidiaries, or the Merger. MNR’s portfolio included 124 Class A, single tenant, net leased, e-commerce focused industrial properties containing approximately 25,745,000 rentable square feet and two then committed, but not yet then completed, property acquisitions. Immediately following the closing of the Merger, ILPT entered into a new joint venture arrangement for 95 of the acquired MNR properties, including two then committed, but not yet then completed, property acquisitions (one of which was subsequently completed and one of which was subsequently terminated), in which ILPT retained a 61% equity interest. In connection with the transaction, the joint venture entered into a $1,400,000 floating rate commercial mortgage backed securities, or CMBS, loan secured by 82 properties, or the Floating Rate Loan. In connection with the closing of the Merger, ILPT entered into a $1,385,158 bridge loan secured by 109 ILPT and MNR properties not owned by the joint venture, or the Bridge Loan, which ILPT repaid in full on September 22, 2022, and ILPT also entered into a $700,000 fixed rate CMBS loan secured by 17 ILPT properties, or the Fixed Rate Loan.

The following unaudited pro forma condensed consolidated statement of income (loss) for the nine months ended September 30, 2022 presents ILPT’s results of operations as if all of the transactions described in the notes to the unaudited pro forma condensed consolidated statement of income (loss) were completed on January 1, 2022. This unaudited pro forma condensed consolidated statement of income (loss) should be read in conjunction with (i) ILPT’s audited consolidated financial statements as of and for the year ended December 31, 2021 and the notes thereto, included in ILPT’s Annual Report on Form 10-K for the year ended December 31, 2021 filed on February 15, 2022 with the Securities and Exchange Commission, or SEC, and (ii) ILPT’s unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2022 and the notes thereto, included in ILPT’s Quarterly Report on Form 10-Q filed on October 25, 2022 with the SEC.

This unaudited pro forma condensed consolidated statement of income (loss) is provided for informational purposes only. In the opinion of ILPT’s management, all adjustments necessary to reflect the effects of the Merger and in the notes to the unaudited pro forma condensed consolidated statement of income (loss) have been included and are based upon available information and assumptions that ILPT’s management believes are reasonable. Adjustments have been made to the unaudited pro forma condensed consolidated statement of income (loss) to reflect factually supportable items that are directly attributable to these transactions, and which is expected to have a continuing impact on ILPT’s financial results.

This unaudited pro forma condensed consolidated statement of income (loss) is not necessarily indicative of ILPT’s expected results of operations for any future period. Differences could result from numerous factors, including future changes in ILPT’s portfolio of investments, capital structure, property level operating expenses and revenues, including rents expected to be received from ILPT’s existing leases or leases ILPT may enter into in the future, changes in interest rates, the performance of ILPT’s joint ventures and other reasons. Actual future results are likely to be different from the amounts presented in these unaudited pro forma condensed consolidated statement of income (loss) and such differences could be significant.

Industrial Logistics Properties Trust

Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss)

For the Nine Months Ended September 30, 2022

(amounts in thousands, except per share data)

	ILPT Historical	Adjustments for the Acquired MNR Properties	Financing Transactions	Transaction Accounting Adjustments		ILPT Pro Forma
		(A)	(B)
Rental income	$281,812	$28,683	$—	$950	(C)	$311,445

Expenses:
Real estate taxes	36,460	3,399	—	—		39,859
Other operating expenses	22,278	1,103	—	860	(D)	24,241
Depreciation and amortization	114,096	—	—	31,791	(E)	145,887
Acquisition and other transaction related costs	586	—	—	—		586
General and administrative	24,896	—	—	2,813	(F)	27,709
Loss on impairment of real estate assets	100,747	—	—	—		100,747
Total expenses	299,063	4,502	—	35,464		339,029

Loss on sale of real estate	(10)	—	—	—		(10)
Interest and other income	1,900	—	—	—		1,900
Loss on equity securities	(5,758)	—	—	—		(5,758)
Interest expense	(208,286)	(1,773)	(34,522)	—		(244,581)
Loss on early extinguishment of debt	(22,198)	—	—	—		(22,198)
Income (loss) before income tax expense and equity in earnings of unconsolidated joint venture	(251,603)	22,408	(34,522)	(34,514)		(298,231)
Income tax expense	(113)	—	—	—		(113)
Equity in earnings of unconsolidated joint venture	6,634	—	—	—		6,634
Net income (loss)	(245,082)	22,408	(34,522)	(34,514)		(291,710)
Net loss attributable to noncontrolling interest	49,402	—	—	4,442	(G)	53,844
Net income (loss) attributable to common shareholders	$(195,680)	$22,408	$(34,522)	$(30,072)		$(237,866)

Weighted average common shares outstanding - basic and diluted	65,228					65,228

Per common share data (basic and diluted):
Net loss attributable to common shareholders	$(3.00)					$(3.65)

The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial statement.

Industrial Logistics Properties Trust

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statement

(dollars in thousands)

Adjustments to the Unaudited Pro Forma Condensed Consolidated Financial Statement

(A)	The adjustments reflect the pro forma statement of revenues, operating expenses and interest expense of the properties acquired from MNR for the period January 1, 2022 through February 24, 2022.

(B)	The adjustments reflect the effect on interest expense related to the debt financing used to acquire MNR. The components of the interest expense adjustment for the period from January, 2022 to February 24, 2022 are as follows:

Floating Rate Loan due March 2024
Principal	$1,400,000
Interest rate (1)	2.815%
Annual cash interest	39,410
Annual amortization of debt issuance costs	17,969
Total annual interest expense	57,379
Pro-rated interest expense for the period from January 1, 2022 to February 24, 2022	8,646

Bridge Loan due February 2023
Principal	1,385,158
Weighted average interest rate (2)	2.969%
Annual cash interest	41,125
Amortization of debt issuance costs (3)	103,653
Total annual interest expense	144,778
Pro-rated interest expense for the period from January 1, 2022 to February 24, 2022	21,816

Fixed Rate Loan due March 2032
Principal	700,000
Weighted average interest rate	4.417%
Annual cash interest	30,919
Amortization of debt issuance costs	578
Total annual interest expense	31,497
Pro-rated interest expense for the period from January 1, 2022 to February 24, 2022	4,746

Total interest expense for the period from January 1, 2022 to February 24, 2022	35,208
Less: interest expense incurred under ILPT’s revolving credit facility (4)	(686)
Total interest expense adjustment	$34,522

(1)	Contractual interest rate is secured overnight financing rate, or SOFR, as of February 25, 2022, plus a premium of 2.765%.
(2)	Contractual interest rate is SOFR as of February 25, 2022, plus a weighted average premium of 2.919%.
(3)	Represents amortization of debt issuance costs and other fees related to the Bridge Loan.
(4)	Represents actual interest expense incurred during the period from January 1, 2022 to February 24, 2022 by ILPT under its unsecured revolving credit facility, which was terminated after ILPT’s repayment of the outstanding principal balance thereunder at the closing of the Merger.

An increase or decrease in the variable interest rates of 1/8 of a percent would increase or decrease, respectively, annual interest expense under the Floating Rate Loan and the Bridge Loan by $1,750 and $1,731, respectively.

(C)	The adjustment represents estimated non-cash straight line rent and non-cash amortization of above and below market leases related to the acquired MNR properties in the Merger. Capitalized above and below market lease values are amortized as a reduction or an increase, respectively, to rental income over the 8.3 year weighted average remaining lease term at the closing of the Merger. The components of the rental income adjustment for the period from January 1, 2022 to February 24, 2022 are as follows:

Non-cash straight line rent adjustments	$740
Non-cash net above and below market lease amortization	210
$950

(D)	The adjustment represents the effect on other operating expenses of $860 related to the acquired MNR properties for the period from January 1, 2022 to February 24, 2022 based on ILPT’s contractual obligations under its property management agreement with its manager, The RMR Group LLC, or RMR.

(E)	The adjustment includes estimated depreciation and amortization expenses of $31,791 for the period from January 1, 2022 to February 24, 2022 related to the acquired MNR properties based on the estimated fair values of the assets acquired and liabilities assumed. Real estate investments are depreciated on a straight line basis over estimated useful lives generally ranging up to 40 years. Capitalized acquired in place leases, exclusive of the value of acquired above and below market leases, are amortized on a straight line basis over the 8.3 year weighted average remaining lease term at the closing of the Merger.

(F)	The adjustment includes estimated general and administrative expenses related to the acquired MNR properties of $2,813 for the period from January 1, 2022 to February 24, 2022 based on ILPT’s contractual obligations under its business management agreement with RMR.

(G)	The adjustment represents the noncontrolling interest related to the 39% equity interest owned by a third party institutional investor in the consolidated joint venture with 93 MNR properties, as well as the 33% noncontrolling interest owned by an unrelated third party in one tenancy in common property, for the period from January 1, 2022 to February 24, 2022.

F-4